EXHIBIT 99
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, Michigan 48060
Telephone:	(810) 987-8300
Citizens First Bancorp, Inc
Announces Changes to its Board of Directors
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, JULY 10, 2006. Citizens First Bancorp, Inc. (Nasdaq: CTZN), the holding company for Citizens First Savings Bank (the “Bank”), announced a reorganization of the boards of directors of the Company and the Bank.
     Thomas E. Kaczperski retired from the Bank’s board of directors effective June 23, 2006. Timothy D. Regan, the Chief Financial Officer of the Company and the Bank, was appointed to fill the vacancy created by Mr. Kaczperski’s retirement.
     On July 3, 2006 Mr. Regan resigned from the Company’s board of directors, telling the board:
     “In the post Sarbanes-Oxley era of corporate governance many investors, especially institutional investors, in publicly owned companies believe that the proper role for a chief financial officer is to serve a company’s board of directors, rather than serve on a company’s board of directors. By resigning from the board of directors of the Bancorp, and accepting the appointment to succeed Tom on the board of directors of the Bank, I have the opportunity to further strengthen the Bancorp’s corporate governance, while continuing to use my background and experience to provide leadership for Citizens at the Bank level.”
     The Company’s board of directors accepted Mr. Regan’s resignation, and increased the number of Company directorships to six. On July 3, 2006, the Company’s board appointed Gerald R. Bouchard to complete Mr. Regan’s term on the Company’s board of directors which ends at the 2007 annual meeting of the Company’s stockholders. Mr. Bouchard had served as the City Manager of the City of Port Huron for 32 years prior to his retirement.

     The Company’s board of directors also appointed Robert L. Patterson to the Company’s board of directors for a term that will end at the annual meeting of the Company’s stockholders in 2008. Mr. Patterson’s banking career extends over more than 40 years, including 15 years as the President, Chief Executive Officer, and Chairman of the Board of Directors of Peoples Bank of Port Huron, until its acquisition by the then NBD Bancorp. Mr. Patterson served as President of NBD Bank, Port Huron for 5 years after that acquisition.
     Mr. Patterson will also serve on the Bank’s board of directors, and on the Company’s audit and nominating committees. Mr. Bouchard will serve on the Company’s audit and nominating committees.
     The Company’s board of directors also appointed Walid Demashkieh, M.D., as its Lead Director, pursuant to the Company’s Corporate Governance Guidelines.
About Citizens First Bancorp, Inc.
     Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 23 full service-banking centers and one loan production office in St. Clair, Sanilac, Huron, Lapeer, Macomb, and Oakland counties.